Exhibit 99.1

scPharmaceuticals Inc. Appoints Renowned Heart Failure Specialist

William T. Abraham, M.D., to its Board of Directors

BURLINGTON, Mass. – February 17, 2021 – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs, today announced the appointment of William T. Abraham, M.D., to the company’s Board of Directors. Dr. Abraham currently serves as Professor of Internal Medicine (Cardiology), Physiology and Cell Biology and College of Medicine Distinguished Professor at The Ohio State University as well as Chief Medical Officer at V-Wave Ltd., a privately held developer of percutaneous implantable therapeutic devices for chronic heart failure patients.

“I could not be more excited to welcome Dr. Abraham to our Board. His rare blend of academic and industry expertise in the field of heart failure will add a unique perspective that will serve us well,” said John Tucker, president and chief executive officer of scPharmaceuticals. “We continue to work tirelessly to obtain approval for FUROSCIX® as a potential new treatment option for the millions of worsening heart failure patients who suffer from congestion due to fluid overload, and look forward to working with Dr. Abraham and the other Board members toward that goal.”

“There is an enormous unmet need for new outpatient interventions to alleviate signs and symptoms associated with congestion in heart failure,” said Dr. Abraham. “If approved, I believe FUROSCIX has the potential to change the worsening heart failure treatment paradigm, while realizing cost savings for public and private payors alike.”

William T. Abraham, MD, FACP, FACC, FAHA, FESC, FRCPE, also serves as Deputy Director of the Dorothy M. Davis Heart and Lung Research Institute. Dr. Abraham previously held faculty appointments at the University of Colorado, the University of Cincinnati and the University of Kentucky. Dr. Abraham’s research interests include the role of the kidney in heart failure, neurohormonal mechanisms in heart failure, sleep-disordered breathing in heart failure and clinical drug and device trials in heart failure and cardiac transplantation. He has received grants from the National Institutes of Health, the American College of Cardiology and the Aetna Quality Care Foundation and has served as principal investigator in more than 100 clinical drug and device trials.

In addition to authoring more than 1,000 original papers, abstracts, book chapters and review articles, Dr. Abraham has co-edited a leading textbook on heart failure entitled Heart Failure: A Practical Approach to Treatment. He serves on the editorial boards of several major journals and as a scientific reviewer for such publications as Circulation, the European Heart Journal, and the Journal of the American College of Cardiology.

Dr. Abraham has been recognized as one of the ‘Best Doctors in America’ for 18 consecutive years. He was named as one of The World’s Most Influential Scientific Minds and named to the Highly Cited Researchers list by Clarivate Analytics (formerly Thomson Reuters). In 2017, he received the Distinguished Scientist Award from the American College of Cardiology. Dr. Abraham received his M.D. from Harvard Medical School before completing a residency in internal medicine and fellowships in cardiology and heart failure/cardiac transplantation at the University of Colorado Health Sciences Center. He is board-certified in internal medicine and advanced heart failure and transplant cardiology.

About FUROSCIX® (furosemide injection) for subcutaneous injection

FUROSCIX is a proprietary furosemide solution formulated to a neutral pH to allow for subcutaneous infusion via a wearable, pre-programmed on-body drug delivery system, for outpatient self-administration. FUROSCIX is currently under development for the treatment of congestion due to fluid overload in adult patients with worsening New York Heart Association Class II and Class III heart failure who display reduced responsiveness to oral diuretics and who do not require hospitalization. FUROSCIX has the potential to provide an outpatient alternative for the treatment of worsening heart failure due to congestion.

About scPharmaceuticals

scPharmaceuticals is a pharmaceutical company focused on developing and commercializing products that are designed to reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, innovative products and solutions that aim to expand and advance the outpatient care of select acute conditions. The Company’s lead programs focus on the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expected timing of the FUROSCIX NDA, the Company’s planned efforts to prepare for commercialization of FUROSCIX, if approved, and the success of such commercialization, and the potential benefits, expected costs and future plans and expectations for FUROSCIX, if approved. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk of the ability of the FUROSCIX On-Body Infusor to appropriately deliver therapy, the receipt of regulatory approval for the FUROSCIX On-Body Infusor or any of our other product candidates or, if approved, the successful commercialization of such products, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies will not be repeated or observed in ongoing or future studies involving our product candidates, and the risk that the current COVID-19 pandemic will impact the Company’s FUROSCIX NDA and other operations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Katherine Taudvin

scPharmaceuticals Inc., 781-301-6706

ktaudvin@scpharma.com

Investors:

Hans Vitzthum

LifeSci Advisors, 617-430-7578

hans@lifesciadvisors.com